Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectuses of CapLease, Inc. (formerly known as Capital Lease Funding, Inc.) of our report dated March 7, 2007 relating to our audits of the consolidated financial statements, the financial statement schedules and internal control over financial reporting, which appears in the Annual Report on Form 10-K of CapLease, Inc. (formerly known as Capital Lease Funding, Inc.) for the years ended December 31, 2006 and 2005.

We also consent to the reference to our firm under the caption “Experts” in the Prospectuses, which are part of this Registration Statement.
/s/ McGladrey & Pullen, LLP

New York, New York
January 8, 2008